FOR IMMEDIATE RELEASE-
May 14, 2009

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Partner
     CCG Investor Relations
     (310) 477-9800, ext. 117

NTN Buzztime, Inc. Announces First-Quarter Results

CARLSBAD, Calif., May 14/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE AMEX: NTN) today announced results for the fiscal year 2009 first quarter ended March 31, 2009.

“Our first-quarter results and recent strategic initiatives show that we are fulfilling our commitments to stabilize and grow our site count, reduce expenses, expand our reach in out-of-home advertising – including promotions and advertiser-sponsored events – and introduce our popular games into the online and mobile arena,” commented NTN Buzztime CEO Terry Bateman.  “Our net site count grew by 18 sites during the first quarter of 2009.  We have reduced payroll by approximately $700,000 compared to the same quarter last year and cut overall SG&A expenses from approximately $7.3 million in last year’s first quarter to $4.8 million in the 2009 first quarter.  We have definitely made progress on our planned turnaround and are working to keep the momentum growing.”

Mr. Bateman continued, “On the business-building side of the equation, we have jump-started our planned expansion into mobile and online games through our April acquisition of iSports, supporting our plans to launch this exciting new platform by the third quarter of this year.  This month, we have purchased the assets of the i-am TV out-of-home advertising network from Instant Access Media.  We believe this acquisition will contribute to the growth and value of our network allowing us to offer powerful media and sponsorship opportunities to major national advertisers.  We are especially pleased to have made both of these strategic acquisitions with equity instead of cash or debt.”

Results for the Quarter Ended March 31, 2009

Revenues decreased by $986,000 or 14% to $6.2 million for the first quarter of 2009, compared to revenues of $7.2 million for the first quarter of 2008, primarily due to a planned decline in the average revenue per unit (ARPU) as the Company moved more aggressively into high-traffic locations in top 30 designated market areas.

The Company ended the first quarter of 2009 with 3,764 subscribing venues compared to 3,777 at March 31, 2008 and 3,746 at December 31, 2008.  For the first quarter of 2009 installations were up approximately 15% while terminations were down 25% compared with the first quarter of 2008.  Customer churn improved to 6.7% for the quarter from 8.8% in the prior year period.

Total site counts and churn percentages	Q1 2009	Q1 2008	Increase (Decrease)
Site Count - Beginning of Quarter	3,746	3,877	(131)
Q1 Installations	270	235	35
Q1 Terminations	(252)	(335)	(83)
Site Count - End of Quarter	3,764	3,777	(13)
Churn Percentage	6.7%	8.8%	(2.1)

Gross margin as a percentage of revenue improved to 76% for the first quarter of 2009 compared to 71% for the first quarter of 2008.

Quarterly selling, general and administrative expenses decreased year over year by $2.4 million or 33% to $4.8 million for the first quarter of 2009 from approximately $7.3 million for the first quarter of 2008.

Net loss for the first quarter of 2009 totaled $255,000, or less than one cent per share.  This represented a reduction in net loss of approximately $2.3 million or 90% as compared to the net loss of approximately $2.6 million, or 5 cents per share, recorded for the first quarter of 2008.

For the quarter ended March 31, 2009, results from continuing operations reflected solely the results from the Entertainment division, following the discontinuation of the Hospitality division.

Discontinued Operations

Discontinued operations generated no net income in the first quarter of 2009 compared to a net loss from discontinued operations of $291,000 in the 2008 first quarter.

Conference Call

Management will review these results in a conference call today, May 14, 2009, at 4:30 p.m. Eastern Time.

To access the conference call, please dial 1-866-360-7027 if calling from the United States or Canada, or 1-706-643-3291 if calling internationally.  Please dial in several minutes prior to start time for registration purposes.

A replay will be available until May 21, 2009, which can be accessed by dialing 1-800-642-1687 if calling from the United States or Canada or 1-706-645-9291 if calling internationally. Please use passcode 98631328 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at the Company's web site at http://www.buzztime.com.

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for 25 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 3,760 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a proud member of the OVAB |Out-of-home Video Advertising Bureau.  Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements

This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to estimates of financial performance and cash flows, new business initiatives and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include risks associated with recent management changes, the Company’s ability to grow its out-of-home Buzztime iTV network and implement other business strategies such as the planned launch of mobile and wireless games, the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

(financial tables follow)

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share data)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$3,311	$3,362
Accounts receivable, net of allowances of $401 and $298, respectively	614	636
Investments available-for-sale	76	58
Prepaid expenses and other current assets	695	611
Total current assets	4,696	4,667
Broadcast equipment and fixed assets, net	3,375	3,428
Software development costs, net	949	860
Deferred costs	1,346	1,383
Goodwill	1,009	1,032
Intangible assets, net	171	185
Other assets	112	107
Total assets	$11,658	$11,662

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$482	$219
Accrued expenses	1,232	1,169
Sales tax payable	676	958
Accrued salaries	325	383
Accrued vacation	336	381
Income tax payable	5	18
Obligation under capital lease—current portion	77	8
Deferred revenue	675	657
Total current liabilities	3,808	3,793
Sales tax payable, excluding current portion	225	—
Obligations under capital lease, excluding current portion	103	32
Deferred revenue, excluding current portion	92	91
Total liabilities	4,228	3,916

Commitments and contingencies
Shareholders’ equity:
Series A 10% cumulative convertible preferred stock, $.005 par value, $161 liquidation preference, 5,000,000 shares authorized; 161,000 shares issued and outstanding at March 31, 2009 and December 31, 2008	1	1
Common stock, $.005 par value, 84,000,000 shares authorized; 55,727,000 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	277	277
Treasury stock, at cost, 503,000 shares at March 31, 2009 and December 31, 2008	(456)	(456)
Additional paid-in capital	113,306	113,267
Accumulated deficit	(105,606)	(105,351)
Accumulated other comprehensive income	(92)	8
Total shareholders’ equity	7,430	7,746
Total shareholders’ equity and liabilities	$11,658	$11,662

   (more)

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended
	March 31, 2009	March 31, 2008
Revenues	$6,196	$7,182
Operating expenses:
Direct operating costs (includes depreciation and amortization of $493 and $719 for the three months ended March 31, 2009 and 2008, respectively	1,502	2,096
Selling, general and administrative	4,832	7,265
Depreciation and amortization (excluding depreciation and amortization included in direct operating costs)	127	122
Total operating expenses	$6,461	$9,483
Operating loss	$(265)	$(2,301)

Other income (expense):
Interest income	43	59
Interest expense	(2)	—
Total other income	$41	$59
Loss from continuing operations before income taxes	$(224)	$(2,242)
Provision for income taxes	31	41
Loss from continuing operations	$(255)	$(2,283)
Loss from discontinued operations	—	(291)
Net loss	$(255)	$(2,574)

Net loss per common share
Loss from continuing operations, basic and diluted	$(0.00)	$(0.04)
Loss from discontinued operations, basic and diluted	$—	$(0.01)
Net loss	$(0.00)	$(0.05)

Weighted average shares outstanding
Basic and diluted	55,224	55,187

 (more)

NTN BUZZTIME, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended
	March 31, 2009	March 31, 2008
Cash flows provided by (used in) operating activities:
Net loss	$(255)	$(2,574)
Loss from discontinued operations, net of tax	—	291
Loss from continuing operations	$(255)	$(2,283)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	620	841
Provision for doubtful accounts	31	180
Stock-based compensation	39	122
Loss from disposition of equipment and capitalized software	39	231
Changes in operating assets and liabilities:
Accounts receivable	(12)	68
Prepaid expenses and other assets	(91)	80
Accounts payable and accrued expenses	169	10
Income taxes payable	(14)	22
Deferred costs	33	21
Deferred revenue	19	(170)
Net cash provided by (used in) operating activities from continuing operations	578	(878)
Discontinued operations	—	(360)
Net cash provided by (used in) operating activities	578	(1,238)
Cash flows (used in) provided by investing activities:
Purchases of broadcast equipment and fixed assets	(338)	(778)
Software development expenditures	(200)	(218)
Proceeds from sale of equipment and other assets	—	78
Restricted cash	—	16
Net cash used in investing activities from continuing operations	(538)	(902)
Discontinued operations	—	—
Net cash used in investing activities	(538)	(902)
Cash flows used in financing activities:
Principal payments on capital lease	(9)	(2)
Net cash used in financing activities	(9)	(2)
Net increase (decrease) in cash and cash equivalents	31	(2,142)
Effect of exchange rate on cash	(82)	(277)
Cash and cash equivalents at beginning of period	3,362	10,273
Cash and cash equivalents at end of period	$3,311	$7,854
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1	$—
Income taxes	$90	$21
Supplemental disclosure of non-cash investing and financing activities:
Unrealized holding gain (loss) on investments available-for-sale	$18	$(125)
Equipment acquired under capital lease	$149	$—

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